Consent of Independent Registered Public Accounting Firm

The Board of Trustees of the Sterling Capital Funds:

We consent to the reference to our firm under the headings “Independent Registered Public Accounting Firm” and “Disclosure to the Funds’ Service Providers” in the Statement of Additional Information in this Registration Statement of the Sterling Capital Stratton Mid Cap Value Fund, the Sterling Capital Stratton Real Estate Fund, and the Sterling Capital Stratton Small Cap Value Fund.

/s/ KPMG LLP

Philadelphia, Pennsylvania

July 22, 2015